Exhibit 10.13

R&D AND CONSIGNMENT AGREEMENT

This R&D and Consignment Agreement (the “Agreement”) is entered into on March 29, 2018 between Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Toppan”), and VTS-Touchsensor Co., Ltd. (formerly known as Toppan Touch Panel Products, Co., Ltd.), a company organized under the laws of Japan (the “Company”). This Agreement is effective from and after March 29, 2018 (the “Effective Date”). Each of Toppan and the Company is referred to as a “Party”, and together, as the “Parties”.

RECITALS

A.                                   Toppan operates a business in Japan that develops, manufactures and markets copper touch panel sensors used in touch panel modules and copper PET film used in touch panel sensors and the Company wishes to operate a business that develops, manufactures and markets copper touch panel sensors used primarily but not only in touch panel modules and copper PET film used primarily but not only in touch panel sensors (the “Business”).

B.                                    Toppan and VIA optronics GmbH, a company organized under the laws of Germany (“VIA”), entered into a Framework Agreement dated November 30, 2017 (the “Framework Agreement”) pursuant to which (i) Toppan will transfer certain assets to the Company, and (ii) VIA will own 65% of the Company and Toppan will own 35% of the Company.

C.                                    In accordance with Section 2.07(c) of the Framework Agreement, the Company desires to procure, and Toppan desires to provide, certain research and development services to support the Business.

The Parties hereby agree as follows:

1.                                      Term.

(a)                                 The term of this Agreement (the “Term”) shall begin on the Effective Date and shall continue for an initial term of 36 months and additional terms agreed by the Parties, unless terminated earlier (i) in writing by the Company on the 30th day after the Company delivers a notice of termination to Toppan in writing or (ii) pursuant to Section 1(b), Section 1(c), or Section 1(d).

(b)                                 Either Party may terminate this Agreement immediately upon giving written notice to the other Party if the other Party: (1) becomes insolvent or its liabilities exceeds its assets; (2) suspends payments or any drafts or checks drawn, issued, or undertaken by the other Party are dishonored, (3) becomes subject, voluntarily or involuntarily, to any bankruptcy, civil rehabilitation, corporate reorganization, or other legal procedure for debt restructuring or work-out (out-of-court procedure for its debts); or (4) is dissolved or liquidated or takes any corporate action for such purpose.

(c)                                  Either Party may terminate this Agreement immediately upon giving written notice to the other Party (i) if the other Party fails to make a payment due under this Agreement and fails to cure the payment breach within 15 days after the first

Party’s written notice of the payment breach, (ii) if the other Party otherwise materially breaches this Agreement and, if such breach is curable, fails to cure such breach within 30 days after the first Party’s written notice of such breach.

(d)                                 Either Party may terminate this Agreement immediately upon giving written notice to the Company if (i) VIA, alone or in combination with its affiliates, no longer has a majority stake in the Company or the right to appoint a majority of the Company’s board members, or (ii) Toppan no longer holds any shares in the Company.

2.                                      Services. Toppan shall perform the research and development services agreed by the Parties from time to time (the “Services”) and the Parties shall agree on a milestone plan and corresponding statement of work for this Agreement by April 30, 2018 (and for the services provided in the month of April 2018, Toppan shall confer and align in advance with the management of the Company). The initial plan of such Services and the scheduled timeline corresponding to respective Services are set forth in Exhibit A hereto. Each calendar quarter, the Parties will further discuss research and development services that the Company wishes to receive, and if Toppan agrees to provide those services, the terms upon which Toppan will provide those services. Toppan will use reasonable and good care, skill and diligence to perform the Services. In evaluating this standard for delivering the Services, the fact that Toppan is not, and does not hold itself out as being, engaged in the business of providing services such as the Services will be considered. The Company shall furnish Toppan with such information and other reasonable assistance as is necessary to enable Toppan to perform the Services. For the avoidance of doubt, the provision of the Services shall be under the supervision and the control of Toppan, the Company shall not exercise its control over the staff members assigned by Toppan for the Services under Section 4 below.

3.                                      Reports. Toppan shall keep the Company informed of the progress of each Service. Following the completion of a Service, Toppan shall, if requested by the Company, provide the Company with a written final report, in such detail as the Company may reasonably request.

4.                                      Staffing. In the provision of each Service, Toppan will allocate approximately eleven staff and Toppan shall choose such staff with appropriate qualifications to perform the Services. The names such initial eleven staff members and their titles are described in the Exhibit B hereto. If such eleven staff members do not have the capacity to perform the Services, the Parties shall discuss in good faith how to address the lack in capacity, including by adjusting the schedule for provision of the Services. In the event that any of such eleven staff members is replaced by a new staff assigned by Toppan upon good faith consultation with the Company, the Exhibit B shall be revised accordingly. Further, depending on the nature of the respective Services to be assigned by the Company, Toppan may increase or decrease the number of such staff if Toppan believes such adjustment is necessary to adequately provide such respective Services. In that case Toppan shall duly inform the Company in advance and provide appropriate explanations to the Company regarding the necessity of such adjustment. For the avoidance of doubt, the supervision of such staff in providing the Services shall be the responsibility of Toppan and made solely by Toppan, and the Company shall not be involved or interfere with the work-force administration (romu kann) of such staff by Toppan.

5.                                      Fees.

(a)                                 The Company shall pay the fees in consideration for the Services (the “Fees”) provided by Toppan on a monthly basis (or per any fraction of month to be calculated on a daily basis, if the relevant month is not the whole month), in the amount of JPY 8,550,000 per month (exclusive of applicable consumption tax) for the Services rendered for the period from March 29, 2018 to March 31, 2019. The Parties hereby acknowledge that the amount of the Fees for the above period was calculated and the amount of the Fees after the above period shall be calculated, based on the following formula:

The monthly amount of the Fees shall be equal to the sum of the figures of (i) and (ii) below;

(i)                                     the aggregate amount of monthly salaries of eleven staff (subject to the adjustment in (b) below) (“Monthly Staff Cost”), multiplied by 2%, to cover general administrative costs of Toppan in connection with the Services; and

(ii)                                  Monthly Staff Cost multiplied by Mark-Up Percentage. “Mark-Up Percentage” shall mean, 108% for the period from March 29, 2018 to March 31, 2020, and 107% thereafter.

Accordingly, the monthly amount of the Fees for the period from March 29, 2018 to March 31, 2020 shall be calculated as 110% of the Monthly Staff Cost, and thereafter as 109% of the Monthly Staff Cost.

(b)                                 In the event that the number of staffs assigned for the Services is changed pursuant to Section 4 hereof, the amount of the Monthly Staff Cost shall be appropriately adjusted to reflect such change. Further, the Parties shall annually review the amount of the Monthly Staff Cost in a meeting to be held in May or any other time as agreed by the Parties, and such change agreed in such meeting shall be reflected to the Monthly Staff Cost retrospectively effective as of April 1 of the relevant year, unless otherwise agreed by the Parties. The first annual review meeting shall be held in May, 2019.

(c)                                  Notwithstanding Paragraph (a) and (b) above, in the event that, if any invention or discovery made during the course of any of the Service(s) is determined as “Toppan IP” as defined in Section 8(b)(ii) below, the Parties shall discuss in good faith regarding the amount of the reimbursement of Fees or the payment of appropriate compensation by Toppan, corresponding to the ownership of Toppan in Toppan IP or Shared IP, as appropriate. For this purpose, the Parties shall hold a meeting at least once a year to review the status of relevant invention or discovery, including the application of patents therefor.

6.                                      Invoicing. Toppan will invoice the Company monthly for Services rendered and Materials consumed through the end of each month, and prepare the invoice pursuant to Paragraph 5 (a) and (b) above, by the 5th business day after the end of such month. Each invoice shall include sufficient detail to support the charges set forth therein. The Company shall review such invoice, and approve or otherwise notify Toppan of its request for revision or further supporting information, within 10 business days of the receipt of such invoice. All invoices will be in Japanese Yen. The Company will pay the invoiced amounts within 60 days of the first date of the month of which the invoice is delivered, subject to the review process above. Payments shall be made by wire transfer of immediately available funds to an account designate by Toppan to the Company in writing.

7.                                      Books and Records. Toppan shall maintain accurate and complete books of account, documents and records relating to the provision of the Services for a period of 5 years from the creation of those books, documents, and records. During the Term, Toppan agrees to provide the Company reasonable access to Toppan’s books and records that it is obligated to maintain pursuant to the previous sentence as necessary to monitor the Services and invoicing therefor.

8.                                      Ownership of Intellectual Property.

(a)                                 All technical information provided by either Party in the course of the Services shall remain the exclusive property of said Party.

(b)                                 All inventions or discoveries conceived, reduced to practice, discovered or made by Toppan in the course of the Services, whether or not patentable (the “Inventions”), that are based on the Licensed IP and (i) that are useful for the Business at the time of conception (the “Shared IF”) shall be jointly owned by the Parties and (ii) that are not useful for the Business at the time of conception (the “Toppan IP”) shall be the exclusive property of Toppan. Toppan shall not use the Toppan IP to assert any infringement, misappropriation, or other similar claims against the Company in respect of any activity whatsoever by the Company (the “Toppan Non-Assertion Undertaking”). The Toppan Non-Assertion Undertaking survives any expiration or termination of this Agreement; provided, however, if Toppan ceases to be a shareholder of the Company, the Toppan Non-Assertion Undertaking will no longer apply with respect to the Company and Toppan shall, if requested by the Company, grant to the Company a non-exclusive license in Toppan IP pursuant to terms to be agreed by the Parties in good faith. “Licensed IP” has the meaning set forth in the IP License Agreement between Toppan and the Company dated the date of this Agreement.

(c)                                  All Inventions that are based on the Transferred IP (the “Company IP”), shall be the exclusive property of the Company. The Company shall not use the Company IP to assert any infringement, misappropriation, or other similar claims against Toppan or VIA in respect of any activity whatsoever by Toppan or VIA, as applicable (the “Company Non-Assertion Undertaking”). The Company Non-Assertion Undertaking survives any expiration or termination of this Agreement; provided, however, if Toppan ceases to be a shareholder of the Company, the Company Non-Assertion Undertaking will no longer apply with respect to Toppan and the Company shall, if requested by Toppan, grant to Toppan a non-exclusive license in Company IP pursuant to terms to be agreed by the Parties in good faith. “Transferred IP” has the meaning set forth in the Transferred IP

Purchase Agreement between Toppan and the Company dated the date of this Agreement. For the avoidance of doubt, this provision will not be construed as a release of the non-compete obligation from Toppan and VIA set forth in Section 6.01(a) of the Shareholder’s Agreement.

(d)                                 Upon the conception of an Invention, the Parties shall discuss in good faith whether the Invention should be treated as Shared IP, Toppan IP, or Company IP.

9.                                      Confidentiality. Each Party agrees not to disclose the contents of this Agreement or the other Party’s Confidential Information without the other Party’s advance written consent. “Confidential Information” of a Party means all non-public or sensitive or proprietary information about or of that Party but does not include information (a) that has become publicly known through no breach by either Party of its confidentiality obligations hereunder, (b) that is independently and lawfully developed or obtained by a Party without access to the other Party’s Confidential Information, (c) is or becomes available to a Party on a non-confidential basis from a third Person, on condition that that third Person is not and was not prohibited from disclosing that information, or (d) that was known by or in the possession of a Party before the disclosure of that information to that Party pursuant to this Agreement, on condition that, in the case of each of (a) through (d), the Party seeking to disclose such information has the burden of demonstrating that it is not Confidential Information: provided, however, each Party may disclose such Confidential Information to its affiliates, in each case on a need-to-know basis for the purpose of facilitating the performance of this Agreement, on condition that the Party making such disclosure cause its affiliates that have received any Confidential Information of the other Party to comply with this provision and that the disclosing Party be responsible for any act by such affiliates that would constitute a breach of this provision had the act been undertaken by the disclosing Party. A Party may disclose Confidential Information of the other Party if required pursuant to applicable law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, on condition that the Party first make commercially reasonable efforts to provide the other Party (i) prompt written notice of such requirement so that the other Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the other Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

10.                               Relationship of the Parties. In performing the Services, it is understood and agreed that Toppan will be deemed to be an independent contractor of the Company.

11.                               Indemnification.

(a)                                 Toppan shall indemnify the Company from and against any loss, liability, damage or expense suffered or incurred as a result of Toppan’s gross negligence or willful misconduct in performing the Services, in accordance with general principles of applicable contract laws in Japan.

(b)                                 WITH THE EXCEPTION OF THE FOURTH SENTENCE IN SECTION 2, TOPPAN EXPRESSLY DISCLAIMS ALL WARRANTIES CONCERNING THE SERVICES (INCLUDING THE RESULTS OF THE SERVICES); WHETHER EXPRESS OR IMPLIED BY LAW.

(c)                                  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR DAMAGES IN EXCESS OF THE AMOUNT OF FEES FOR SERVICES PROVIDED BY TOPPAN UNDER THIS AGREEMENT AT THE TIME OF THE OCCURRENCE OF THE EVENT CAUSING THE DAMAGES.

12.                               Communication. All written or oral communication between the Parties related to this Agreement and that involve the participation of a Company officer, director, or employee who does not speak Japanese shall be in the English language. Other communications in connection with this Agreement between Japanese-speaking Toppan personnel and Japanese-speaking Company personnel may be in Japanese if it is efficient to do so and as long as any information exchanged in such communications that is material to the Company’s operations or that should, by its nature, be conveyed to the Company board of directors, is subsequently recorded or conveyed to the Company board in English. All costs and expenses related to any translation or interpretation services required by either Party shall be borne by the Party requiring such translation or interpretation services.

13.                               Notices. All notices under this Agreement that are required to be in writing shall be given in writing upon receipt by either registered mail, return receipt requested, by recognized overnight courier, by email, or by such other means as the Parties mutually agree, as follows:

If to Toppan:

Toppan Printing Co., Ltd.

Toppan Shibaura Bldg.

3-19-26 Shibaura

Minato-ku, Tokyo 108-8539

Email:            teruo.ninomiya@toppan.co.jp

kentaro.kitaoka@toppan.co.jp

Attention: Teruo Ninomiya and Kentaro Kitaoka

If to the Company:

VTS-Touchsensor Products, Co., Ltd.

1101-20, Myohoji-cho, Higashiomi

Shiga, 527-0046, Japan

Email: JWoerle@via-optronics.com

Attention: Dr. Jasmin Wöerle

With a copy (which will not constitute notice):

VIA optronics GmbH

Sieboldstr. 18, 90411 Nurnberg

E-mail: CAlbert@via-optronics.com

Attention: Christina Albert

Jones Day

Kamiyacho Prime Place

1-17, Toranomon 4-chome

Minato-ku, Tokyo 105-0001, JAPAN

E-mail: mushijimaionesday.com

Attention: Makiko Ushijima

14.                               Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

15.                               Entire Agreement. This Agreement, and all related Schedules hereto, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter.

16.                               Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed by either Party. No assignment will relieve the assigning Party of any of its obligations hereunder.

17.                               No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.                               Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any other provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

19.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.

20.                               Dispute Resolution. The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) though good-faith negotiations. If a Dispute is not settled within 20 days after receipt by a Party of a written request for negotiation under this Section 21, the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute. If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under this Section 21, the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to the consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under any one or more of the Ancillary Agreements (as defined in the Framework Agreement) (notwithstanding the fact that those agreements may be governed by different laws).

21.                               Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of any original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this R&D and Consignment Agreement on the date stated in the introductory clause.

TOPPAN PRINTING CO., LTD.

By:	/s/ Teruo Ninomiya
Name:	Teruo Ninomiya
Title:	Senior General Manager

IN WITNESS WHEREOF, the Parties have executed this R&D and Consignment Agreement on the date stated in the introductory clause.

VTS-TOUCHSENSOR, CO., LTD.

By:	/s/ Dr. Jasmin Wörle
Name:	Dr. Jasmin Wörle
Title:	Representative Director

AMENDMENT

This is to confirm the amendment to R&D AND CONSIGNMENT AGREEMENT (“the Agreement”) executed on March 29, 2018 between Toppan Printing Co., Ltd. (“Toppan”) and VTS-Touchsensor Products Co., Ltd. (“VTS”).

1.              The parties agree to change the Section 5. (a) as below.

“ (a) The Company shall pay the fees in consideration for the Services (the “Fees”) provided by Toppan on a monthly basis (or per any fraction of month to be calculated on a daily basis, if the relevant month is not the whole month), in the amount of JPY 7,800,000 per month (exclusive of applicable consumption tax) for the Services rendered for the period from April 1, 2019 to June 30, 2019, JPY 7,410,000 per month (exclusive of applicable consumption tax) for the Services rendered for the period from July 1, 2019 to July 31, 2019, and JPY 7,020,000 per month (exclusive of applicable consumption tax) for the Services rendered for the period from August 1, 2019 to September 30, 2019. The Parties hereby acknowledge that the amount of the Fees for the above period was calculated and the amount of the Fees after the above period shall be calculated, based on the following formula:

The monthly amount of the Fees shall be equal to the sum of the figures of (i) and (ii) below;

(i) the aggregate amount of monthly salaries of eleven staff (subject to the adjustment in (b) below) (“Monthly Staff Cost”), multiplied by 2%, to cover general administrative costs of Toppan in connection with the Services; and

(ii) Monthly Staff Cost multiplied by Mark-Up Percentage. “Mark-Up Percentage” shall mean, 108% for the period from March 29, 2018 to September 30, 2019.

Accordingly, the monthly amount of the Fees for the period from March 29, 2018 to September 30, 2019 shall be calculated as 110% of the Monthly Staff Cost.

2.              The parties agree to change the Exhibit B as attached hereto.

3.              This Amendment shall have effect as from April 1, 2019 and shall end on September 30, 2019.

4.              Except as specifically provided hereinabove, both parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Printing Co., Ltd.		VTS-Touchsensor Products Co., Ltd.

Date:	25-Oct-2019	Date:	7-Nov-2019

By:	/s/ Yoji Tonooka	By:	/s/ Dr. Jasmin Wörle
Name: Yoji Tonooka		Name: Dr. Jasmin Wörle
Title: Senior General Manager		Title: Representative Director

AMENDMENT

This is to confirm the amendment to R&D AND CONSIGNMENT AGREEMENT (“the Agreement”) executed on March 29, 2018 between Toppan Printing Co., Ltd. (“Toppan”) and VTS-Touchsensor Products Co., Ltd. (“VTS”).

1.              The parties agree to change the Section 5. (a) as below.

“ (a) The Company shall pay the fees in consideration for the Services (the “Fees”) provided by Toppan on a monthly basis (or per any fraction of month to be calculated on a daily basis, if the relevant month is not the whole month), in the amount of JPY 5,460,000 per month (exclusive of applicable consumption tax) for the Services rendered for the period from October 1, 2019 to December 31. The Parties hereby acknowledge that the amount of the Fees for the above period was calculated and the amount of the Fees after the above period shall be calculated, based on the following formula:

The monthly amount of the Fees shall be equal to the sum of the figures of (i) and (ii) below;

(i) the aggregate amount of monthly salaries of seven staff (subject to the adjustment in (b) below) (“Monthly Staff Cost”), multiplied by 2%, to cover general administrative costs of Toppan in connection with the Services; and

(ii) Monthly Staff Cost multiplied by Mark-Up Percentage. “Mark-Up Percentage” shall mean, 108% for the period from March 29, 2018 to December 31, 2019.

Accordingly, the monthly amount of the Fees for the period from March 29, 2018 to December 31, 2019 shall be calculated as 110% of the Monthly Staff Cost.

2.              The parties agree to change the Exhibit B as attached hereto.

3.              This Amendment shall have effect as from October 1, 2019 and shall end on December 31, 2019.

4.              Except as specifically provided hereinabove, both parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Printing Co., Ltd.		VTS-Touchsensor Products Co., Ltd.

Date:	3-Dec-2019	Date:	6-Dec-2019

By:	/s/ Yoji Tonooka	By:	/s/ Dr. Jasmin Worle
Name: Yoji Tonooka		Name: Dr. Jasmin Wörle
Title: Senior General Manager		Title: Representative Director

AMENDMENT

This is to confirm the amendment to R&D AND CONSIGNMENT AGREEMENT (“the Agreement”) executed on March 29, 2018 between Toppan Printing Co., Ltd. (“Toppan”) and VTS-Touchsensor Products Co., Ltd. (“Company”).

1.              The parties agree to change the Section 5. (a) as below.

(a)  The Company shall pay the fees in consideration for the Services (the “Fees”) provided by Toppan on a monthly basis (or per any fraction of month to be calculated on a daily basis, if the relevant month is not the whole month), in the amount of JPY 4,850,000 per month (exclusive of applicable consumption tax) for the Services rendered for the period from April 1, 2020 to March 31, 2021. The Parties hereby acknowledge that the amount of the Fees for the above period was calculated and the amount of the Fees after the above period shall be calculated, based on the following formula:

The monthly amount of the Fees shall be equal to the sum of the figures of (i) and (ii) below;

(i) the aggregate amount of monthly salaries of eight staff (subject to the adjustment in (b)  below) (“Monthly Staff Cost”), multiplied by 2%, to cover general administrative costs of Toppan in connection with the Services; and

(ii) Monthly Staff Cost multiplied by Mark-Up Percentage. “Mark-Up Percentage” shall mean, 108% for the period from March 29, 2018 to March 31, 2020, and 107% thereafter.

Accordingly, the monthly amount of the Fees for the period from March 29, 2018 to March 31, 2021 shall be calculated as 109% of the Monthly Staff Cost.

2.              The parties agree to change the Exhibit A and the Exhibit B as attached hereto.

3.              This amendment shall have effect as from April 1, 2020 and shall end on March 31, 2021.

4.              Except as specifically provided herein above, both parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Printing Co., Ltd.		VTS-Touchsensor Products Co., Ltd.

Date:	2020.6.18	Date:	23 Jun ‘20

By:	/s/ Kazunori Katsumura	By:	/s/ Mario Bernardo N. Santos
Name: Kazunori Katsumura		Name: Mario Bernardo N. Santos
Title: Senior General Manager		Title: Managing Director